Exhibit 99.1

Broadridge Acquires Access Data Corp.

Acquisition Expands Broadridge’s Solutions for Mutual Fund Industry

Lake Success, New York – May 21, 2009 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology solutions to the financial services industry, today announced the acquisition of Access Data Corp. (“Access Data”).

The acquisition is a strategic expansion of Broadridge’s role as an investor communications hub, and its data aggregation and data management solutions for the mutual fund industry. The combination of Access Data’s proprietary applications and Broadridge’s unique data aggregation capabilities will provide significant value to mutual funds and financial intermediaries.

Access Data’s solutions provide enterprise-wide reporting and data management services to asset management firms and financial intermediaries using its technology platform, SalesVision®. The only offering of its kind, SalesVision will assist Broadridge’s clients by providing actionable information relating to distribution results, administering wholesaler compensation and distribution payments, and managing shareholder compliance — all from a single platform.

The mutual fund and financial intermediary servicing markets are sizeable, and the combined platforms will enable Broadridge to grow market share in those markets. Broadridge will leverage its unique processing capabilities, data repositories and existing Investor Communication Solutions relationships with mutual funds, banks and broker-dealer firms to offer data solutions to the approximately 700 mutual fund complexes and over 5,400 intermediaries in the U.S. These solutions will assist in making activity related to assets within the estimated $9.2 trillion mutual fund industry more transparent.

“Access Data’s unique technology adds a new dimension to our servicing capabilities and is the foundation of our strategy of offering innovative and comprehensive data solutions to the global financial services industry,” stated Gerard Scavelli, President, Mutual Fund Solutions, Broadridge. “Efficiently increasing assets under management and diminishing risk are paramount for firms to remain competitive in today’s marketplace. Our acquisition of Access Data enables Broadridge to offer our clients the superior data quality, transparency and oversight that is integral to their ongoing growth strategies,” Mr. Scavelli added.

“This represents the type of strategic acquisition we have been looking to execute. The addition of Access Data’s solutions will enable us to leverage our industry position and offer a more complete solution for critical processing services between funds and broker-dealers. Access Data gives us a clear path to grow quickly and service this exciting mutual fund market,” said Richard J. Daly, Chief Executive Officer, Broadridge. “I am delighted to welcome the highly skilled Access Data associates to Broadridge. They pioneered mission-critical solutions that provide transparency of comprehensive mutual fund sales and asset data. Together under the Broadridge umbrella, we can grow to achieve the same pinnacle of industry leadership as we have with our core communications solutions,” Mr. Daly added.

“Broadridge and Access Data share a common business model and focus. We eliminate the need for our clients to manage complex technology utilizing our Software as a Service (SaaS) delivery model. This allows them to focus on running their businesses using our groundbreaking solutions and investment industry data,” commented Daniel Cwenar, President, Access Data. “As part of Broadridge, our clients will gain access to the expansive solution set, industry expertise, and resources of a strong, global service provider that has successfully served the financial services industry for over four decades,” he added.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.2 billion in revenues in fiscal year 2008 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

About Access Data

Access Data Corp. is a Pittsburgh based leading provider of enterprise reporting and data management services for asset management firms and financial intermediaries. Today Access Data’s proprietary data management technology and services aggregate over $1 trillion in assets for 40 leading financial services firms to provide critical sales information from all distribution sources. Access Data’s flagship product, Access Data SalesVision® delivers comprehensive storage, analysis and web-based reporting solutions for distribution, compensation management and shareholder compliance. Access Data’s Software as a Service (SaaS) delivery model, along with their full-service business approach, enables clients to easily implement solutions with minimal resource commitment. For more information about Access Data, please visit www.accessdc.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2009 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2008 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP.

Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Public Relations Firm of Record Contact: Jennifer Connelly JCPR, Inc. 973-732-3521 jenn@jcpublicrelations.com	Broadridge Investor Relations Contact: Marvin Sims Broadridge Financial Solutions, Inc. 516-472-5477	Broadridge Media Contact: Arlene Driscoll Broadridge Financial Solutions, Inc. 212-981-1347 Arlene.Driscoll@broadridge.com